QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

[BAKER BOTTS L.L.P. LETTERHEAD]

August 23, 2006

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112

Ladies and Gentlemen:

        You have requested our opinion, as counsel for Liberty Media Corporation, a Delaware corporation ("Liberty"), in connection with Liberty's Registration Statement on Form S-3 (No. 333-            ) (the "Registration Statement"). The Registration Statement relates to the resale, under the Securities Act of 1933, as amended (the "Act"), from time to time of up to 3,073,232 shares of Liberty's Series A Liberty Interactive common stock, par value $.01 per share (the "Shares"), by the selling stockholders named in the prospectus forming part of the Registration Statement (the "Prospectus").

        In rendering our opinion, we have examined, among other things, originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of (i) the Agreement and Plan of Merger, dated as of July 20, 2006, among Liberty, BuySeasons, Inc., Pumpkin Merger Sub, Inc., and the Securityholders' Representative named therein (the "Merger Agreement"), which was filed as an exhibit to the Registration Statement, (ii) the executed Joinder Agreements (as defined in the Merger Agreement), (iii) the Restated Certificate of Incorporation and Bylaws of Liberty, (iv) records of proceedings of Liberty's Board of Directors, including committees thereof, with respect to the filing of the Registration Statement and the issuance of the Shares, and (v) such other documents, records, instruments and certificates of public officials and officers of Liberty as we deemed necessary or advisable for the purpose of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

        Based upon the foregoing, we are of the opinion that upon the issuance and delivery of the Shares in accordance with the Merger Agreement, the Shares will be duly authorized, validly issued and non-assessable.

        This opinion is limited to the corporate laws of the state of Delaware, and the laws of the United States of America. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

BAKER BOTTS L.L.P.

QuickLinks

  Exhibit 5.1